EXHIBIT 99

Gander Mountain Company Reports

First Quarter Results

•                  Sales increased 37 percent over the first quarter of fiscal 2004, on track for the company’s targeted sales increase of at least 32 percent for the year.

•                  The company currently operates 89 stores in 14 states.

ST. PAUL, Minn., May 18, 2005 — Gander Mountain Company (Nasdaq: GMTN) today reported sales and earnings for the first quarter ended April 30, 2005.

For the first quarter of fiscal 2005, sales increased to $135.1 million, an increase of 37 percent over the first quarter of fiscal 2004. Comparable store sales decreased one percent after an increase of 8.7 percent in the first quarter of 2004. The net loss for the first quarter of fiscal 2005 was $17.6 million, compared to a $13.8 million restated loss for the first quarter of fiscal 2004.

“First quarter results keep us on track to meet our 2005 financial plan,” said Mark Baker, President and CEO. “We are satisfied with our results for this quarter, which accounts for only about 15 percent of sales due to seasonality. We saw solid comparable store sales gains in hunting, our largest product category, and in marine accessories.”

In the first quarter of fiscal 2005, the company opened six new stores, including one relocated store, bringing the total store count to 87 at the end of the quarter. Three of the new stores expand the company’s presence in markets where the Gander Mountain brand was introduced in 2004, namely, Texas and Colorado. The other new stores extend the company’s reach into Minnesota, New York and Indiana. Since the end of the quarter, we have opened two additional stores, including a fourth Texas store in Beaumont and a new store in Dayton, Ohio. In fiscal 2005, the company anticipates opening a total of 18 to 20 stores, including three or four store relocations or consolidations. New store growth will reinforce current markets as well as extend the company’s brand into new markets.

“Our new-store teams have worked hard and opened every store on budget and on time, if not early,” continued Baker.  “We have continued to refine our store-opening process, so on average our new stores this spring opened with lower pre-opening expense, reduced investment and less inventory than the average store opened last year.”

Results for the first quarter of 2005 include a $2.5 million payment received in connection with the termination of our co-branded credit card arrangement. This payment has been reflected as a reduction of general and administrative expenses in the accompanying condensed statements of operations.

Loss per Share Calculation

On a GAAP basis, basic and diluted loss per share for the first quarter of fiscal 2005 were $1.23, compared with basic and diluted loss per share for the first quarter of fiscal 2004 of $10.65.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted loss per share for the first quarter of fiscal 2005 were $1.23, compared with pro forma basic and diluted loss per share for the first quarter of fiscal 2004 of $.90.

Gander Mountain First Quarter Earnings

Fiscal 2005 Outlook

The company reaffirmed its outlook for fiscal 2005.  The company’s outlook is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.  The company’s current outlook for the full year of fiscal 2005 is as follows:

•                  Sales are expected to exceed $850 million, an increase of at least 32% over fiscal 2004.

•                  Comparable store sales are expected to increase at least 2%.

•                  Income before income taxes is expected to be more than $16 million, compared with $1.6 million in fiscal 2004.

•                  The company expects to open 18 to 20 stores during the year, including three or four store relocations and consolidations.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, leads specialty retailers in serving the needs of outdoor enthusiasts with products and services for hunting, fishing and camping. Gander Mountain offers competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services.  The stores feature national and regional brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 89 Gander Mountain outdoor lifestyle stores in 14 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2004, as filed with the SEC, which is available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contact:	Shannon Burns
Director of Investor Relations
651-325-4337

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended
		May 1,
	April 30,	2004
	2005	(Restated)
Sales	$135,128	$98,719
Cost of goods sold	109,949	79,326
Gross profit	25,179	19,393

Operating expenses:
Store operating expenses	32,570	23,826
General and administrative expenses	5,753	6,498
Pre-opening expenses	2,759	1,372
Loss from operations	(15,903)	(12,303)
Interest expense, net	1,665	1,502
Loss before income taxes	(17,568)	(13,805)
Income tax provision	—	—
Net loss	(17,568)	(13,805)
Less preferred stock dividends	—	4,305
Loss applicable to common shareholders	$(17,568)	$(18,110)

Basic and diluted loss applicable to common shareholders per share	$(1.23)	$(10.65)

Weighted average common shares outstanding	14,235	1,701

Gander Mountain Company

Condensed Statements of Operations - Unaudited

Pro-Forma Loss Per Share

(In thousands, except per share data)

	13 Weeks Ended
		May 1,
	April 30,	2004
	2005	(Restated)
Pro Forma Data (1)
Basic and Diluted
Pro forma loss applicable to common shareholders	$(17,568)	$(12,863)
Pro forma loss applicable to common shareholders per share	$(1.23)	$(0.90)
Pro forma weighted average common shares outstanding	14,235	14,222

Reconciliation of Pro Forma Data to GAAP
Loss applicable to common shareholders (GAAP)	$(17,568)	$(18,110)
Preferred stock dividends	—	4,305
Interest expense reduction	—	942
Net loss applicable to common shareholders (Pro forma)	$(17,568)	$(12,863)

Weighted average common shares outstanding (GAAP)	14,235	1,701
Conversion of preferred stock	—	6,299
Additional shares issued in IPO	—	6,222
Pro forma weighted average common shares outstanding (Pro forma)	14,235	14,222

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company's initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

		May 1,
	April 30,	2004
	2005	(unaudited)	January 29,
	(unaudited)	(restated)	2005 (1)
Assets
Current assets:
Cash and cash equivalents	$1,221	$1,069	$1,033
Accounts receivable	16,205	11,989	9,347
Inventories	308,482	226,039	264,138
Prepaids and other current assets	6,562	5,244	5,806

Total current assets	332,470	244,341	280,324

Property and equipment, net	111,529	61,121	101,430
Other assets	4,568	4,203	4,089

Total assets	$448,567	$309,665	$385,843

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$141,186	$55,280	$114,441
Accounts payable	89,949	70,369	38,808
Accrued and other current liabilities	39,848	26,873	39,348

Total current liabilities	270,983	152,522	192,597

Long term liabilities	32,623	10,234	30,938

Shareholders’ equity	144,961	146,909	162,308

Total liabilities and shareholders' equity	$448,567	$309,665	$385,843

(1)  The balance sheet as of January 29, 2005 has been condensed from the audited financial statements.

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended
		May 1,
	April 30,	2004
	2005	(Restated)
Operating activities
Net loss	$(17,568)	$(13,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,727	2,512
Property and equipment write-offs	—	165
Change in operating assets and liabilities:
Accounts receivable	(6,858)	(5,380)
Inventories	(44,344)	(45,678)
Prepaid expenses and other assets	(1,323)	(1,678)
Accounts payable and other liabilities	53,325	34,172
Net cash used in operating activities	$(13,041)	$(29,692)

Investing activities
Purchase of property and equipment, net	(13,723)	(9,806)
Net cash used in investing activities	$(13,723)	$(9,806)

Financing activities
Proceeds from sale of common stock, net of expenses	—	96,216
Proceeds from exercise of stock options	207	—
Repayments of notes with affiliates	—	(9,840)
Borrowings (repayments) under credit facility, net	26,745	(46,779)
Net cash provided by financing activities	$26,952	$39,597

Net increase in cash	188	99
Cash, beginning of period	1,033	970

Cash, end of period	$1,221	$1,069